Exhibit 10.2

PROMISSORY NOTE

June 15, 2011	$ 25,000.00

Whereas Stuart W. DeJonge (“Lender”), having an address of 804 Heron Point, DeLand, FL 32724, has loaned $ 25,000.00 to Kenergy Scientific, Inc. (“Borrower”), a New Jersey corporation, having an address of 6 Minneakoning Rd., Flemington, NJ 08822  on this 15th day of June, 2011, receipt of which is acknowledged;

Now, Therefore, the parties agree as follows:

Borrower shall pay Lender the full sum of $ 25,000.00, plus 9 % per annum interest on or before January 15, 2012.  In the event that Borrower fails to make payment in full on that date, then this Note shall automatically become a default instrument and Lender may take whatever action he may elect to recover his loss, including legal action, with continuing accrual of 9 % per annum interest and attorney’s fees.

June 15, 2011	Kenergy Scientific, Inc.

______________________ Kenneth P. Glynn, CEO